Exhibit 99.1

Avnet Announces Transition Plan for Chairman Role

PHOENIX—(BUSINESS WIRE)— The Avnet, Inc. (NYSE:AVT) Board of Directors today announced the succession plan for the Chairman of the Board, expressing intent to select current board member William Schumann III to serve as the non-executive chairman, subject to his re-election as an Avnet board member by shareholders at its annual meeting in November. Mr. Schumann would succeed Roy Vallee, who has notified Avnet of his intent to retire from the company and to not stand for re-election to the Avnet board. This chairman succession represents the culmination of a well planned leadership transition that began several years ago.

Mr. Schumann, Executive Vice President of FMC Technologies, Inc., joined Avnet’s board in February 2010. Upon election in November, Mr. Schumann would become the company’s first independent chairman. Mr. Schumann joined FMC Corporation in 1981 and held a variety of progressively responsible financial and operational leadership positions with that organization including Senior Vice President and Chief Financial Officer prior to the creation of FMC Technologies in 2001. He served as FMC Technologies’ Chief Financial Officer from 2001 until his retirement from that position in November 2011.

“Since joining the Avnet Board of Directors I’ve been impressed with the caliber of Avnet’s leadership and its thoughtful approach to profitable growth and expansion,” said Mr. Schumann. “Roy Vallee set the bar high and inspired great performance. I’m honored and excited with the opportunity to serve as the next chairman of Avnet’s Board of Directors.”

Mr. Vallee has been with Avnet for 35 years, including 14 years as Chairman and 13 years as Chief Executive Officer. During his tenure as CEO, Avnet more than quadrupled sales while significantly improving return on capital employed and cash flow by establishing and driving value based management principles globally. While with Avnet, Mr. Vallee has earned a number of awards and widespread industry recognition for his vision, leadership and service to the community. He remains a member of the boards of directors of two other publicly held companies: Teradyne (NYSE:TER), and Synopsys, Inc. (Nasdaq:SNPS), and he is a member of the Twelfth District Economic Advisory Council for the Federal Reserve Bank of San Francisco (FRBSF). Mr. Vallee was succeeded in his Avnet CEO role by Rick Hamada in July 2011.

“My career with Avnet has been both an honor and a privilege,” said Mr. Vallee. “I feel extremely fortunate to have had the opportunity to lead this incredible company and excellent Board of Directors. Now that the smooth leadership transition is being completed, it is time for the next step in my personal journey. I am very confident that the leadership of Avnet is stronger than ever and that our world class global team will drive Avnet to new heights.”

“Roy’s leadership and vision have guided Avnet to be recognized as the clear leader in our industry,” added Rick Hamada, chief executive officer of Avnet. “While he will be missed, his active contributions to our smooth transitions have prepared us well for the next steps in Avnet’s journey. We understand and respect his decisions and we wish him the best in his future endeavors. I look forward to teaming with Bill as Avnet’s new chairman to continue our momentum in delivering on Avnet’s key strategic and financial business objectives.”

About Avnet

Avnet, Inc. (NYSE:AVT), a Fortune 500 company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers globally. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of customers by providing cost-effective, value-added services and solutions. For the fiscal year ended June 30, 2012, Avnet generated revenue of $25.7 billion. For more information, visit www.avnet.com. (AVT—IR)

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “expect,” believe,” “intend,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance or business prospects. Actual results may vary materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition or disposition activities, the successful integration of acquired companies, any significant and unanticipated sales decline, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, allocations of products by suppliers, other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

Public Relations
Michelle Gorel, +1 480-643-7653
Vice President, Public Relations
michelle.gorel@avnet.com

Investor Relations
Vincent Keenan, +1 480-643-7053
Vice President, Investor Relations
Vincent.keenan@avnet.com